Exhibit 10.4

January 30, 2020

[Revised February 18, 2020]

Dear Halley:

This letter summarizes the terms of the separation package that Ironwood Pharmaceuticals, Inc. (“Ironwood”) is willing to offer you.   Please read this letter agreement (the “Letter Agreement”), which includes a general release, carefully.  If you are willing to agree to its terms, please print your name and sign and date in the space provided below and return it to: General Counsel, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110.

1.Further to your notice previously provided, your employment with Ironwood will terminate on February 28, 2020 (the “Separation Date”), unless otherwise mutually agreed, provided that you satisfactorily perform, and remain fully engaged in, your job duties and otherwise comply with Ironwood rules and policies through the Separation Date.  You have a period of twenty-one (21) days to sign this Letter Agreement before it expires as described in paragraph 8 below.  You will be paid for time worked through the Separation Date and for any unused and accrued vacation time (if any) through the Separation Date, less lawful deductions.    Ironwood will also reimburse you for up to $4,000 in documented, out-of-pocket business expenses incurred by you in the performance of your job duties as an Ironwood employee in accordance with Ironwood rules and policies, provided such expenses and documentation are submitted to Ironwood for approval on or before the Separation Date.   During the period from the date first written above to the Separation Date, you will continue to remain employed by Ironwood as a full-time employee and receive your regular pay and benefits (subject to Ironwood’s then-existing benefit plans), provided that you satisfactorily perform, and remain fully engaged in, your job duties and otherwise comply with Ironwood rules and policies through the Separation Date.  You agree to remain fully engaged in performing your job duties to the best of your ability and to comply with Ironwood’s rules and policies through the Separation Date.

2.After the Separation Date, except as provided below, you will not be entitled to receive any benefits paid by, or participate in any benefit programs offered by, Ironwood to its employees.  Your coverage (if any) under Ironwood’s health benefit plans will end on the last day of the month in which the Separation Date occurs.  You will receive, under separate cover, information concerning your right (if any) to continue your health insurance benefits after the Separation Date in accordance with COBRA.

3.In consideration for timely signing this Letter Agreement, complying with the promises made herein (including those set forth in paragraph 4 below) and returning it to Ironwood’s General Counsel within the time period specified herein and not revoking your acceptance within the period set forth herein, Ironwood agrees to provide you with the separation payments and benefits set forth in the subparagraphs below or otherwise described herein (the “Severance Benefits”), provided that you satisfactorily perform, and remain fully engaged in, your job duties and otherwise comply with Ironwood’s rules and policies through the Separation Date. In addition, in order to be eligible for the Severance Benefits, you must fully comply with the terms and conditions of this Letter Agreement, as well as timely sign and return Exhibit 1 no earlier than the Separation Date and no later than four (4) days following the Separation Date (i.e., if the Separation Date is February 28, 2020 then no later than March 3, 2020), and not revoke your acceptance of Exhibit 1 within the period set forth therein.  For the avoidance of doubt, you will not be entitled to any Severance Benefits if (i) you voluntarily leave employment with Ironwood before the Separation Date without written approval from Ironwood to depart early, (ii) Ironwood terminates your employment before the Separation Date based on a good faith determination by Ironwood that Cause (as defined in that certain Amended & Restated Executive Severance Agreement between you and Ironwood, dated February 26, 2019 (the “Severance Agreement”)) exists, or (iii) you breach the terms of this Letter Agreement.  Subject to the foregoing, Ironwood agrees to:

a.to pay you an amount equal to your annual base salary of $480,000 (the “Base Salary”), less lawful deductions.  This amount will be paid in a lump sum through Ironwood’s regularly scheduled payroll procedures following the expiration of the revocation period set forth in Exhibit 1, but not later than March 15, 2020;

b.to pay you up to an additional twenty-six (26) weeks of pay at your Base Salary, less lawful deductions, made as salary continuation payments, consistent with Ironwood’s regularly scheduled payroll procedures, for the six (6) month period beginning as of the first anniversary of the Separation Date (the “Continued Severance Period”), subject to the terms in this section 3(b). You agree to use reasonable efforts to secure new reasonably similar full-time employment as quickly as possible following the Separation Date and to promptly notify Ironwood upon your acceptance of such employment during the eighteen (18) month period following the Separation Date. If you accept such employment at any time following the Separation Date, the separation pay, if any, payable during the Continued Severance Period will not commence or, if it has commenced, will end immediately.  For the sake of clarity, the following will not cause the separation pay during the Continued Severance Period to cease: (i) part-time employment or contract work; (ii) volunteer work without consideration; or (iii) serving as a board member.  For further clarity, once you accept new reasonably similar full-time employment, no salary continuation payments will be due or payable under this section 3(b), including without limitation, if there is a subsequent loss of such employment;

c.provided that you properly and timely elect to continue your health insurance coverage under COBRA, to contribute towards the cost of such COBRA coverage in the same amount as if you were actively employed, plus any COBRA administration fees, for the twelve (12) month period following the Separation Date (such twelve (12)-month period, together with any extension as contemplated below, the “COBRA Contribution Period”) and, if at the end of such twelve (12)-month period you are not eligible to participate in a group medical plan of another employer, for up to six (6) months following the end of such period; it being understood that on the date you become eligible for coverage under the group health plan of another employer at any point during the COBRA Contribution Period, you shall cease to be provided with the benefits under this subparagraph (c).  During this COBRA Contribution Period, you will be required to contribute towards the cost of the COBRA premium in the same amount as if you were actively employed, which contribution you must pay directly to Benefit Strategies.  After the COBRA Contribution Period, you will be responsible for the full cost of any such COBRA premiums. You agree to promptly notify Ironwood if you become eligible under the group health plan of another employer during the period in which Ironwood is subsidizing your COBRA premium;

d.to pay you an amount equal to the sum of (i) your annual bonus for calendar year 2019 determined based on actual performance, to the extent unpaid on the Separation Date, as determined by Ironwood’s Compensation and HR Committee of its Board of Directors in its sole discretion,  (ii) a pro-rata amount of your annual target bonus for calendar year 2020 (pro-rated based on the percentage of 2020 worked prior to the Separation Date) in an amount equal to $38,111,  and (iii) your annual target bonus for calendar year 2020 in an amount equal to $240,000, less lawful deductions.  This amount will be paid in a lump sum through Ironwood’s regularly scheduled payroll procedures following the expiration of the revocation period set forth in Exhibit 1, but not later than March 15, 2020;

e.to provide you with outplacement assistance for up to twelve (12) months following the Separation Date through an outplacement firm selected by Ironwood, subject to the terms of Ironwood’s arrangement with the outplacement firm,  provided that it is consistent with industry standards for similarly situated executive officers in the pharmaceutical industry,  as determined by Ironwood in its sole good faith discretion;

f.to extend the period in which you may exercise eligible outstanding unexercised stock options granted pursuant to Ironwood’s equity incentive plans that have vested as of the Separation Date (after giving effect to the accelerated vesting contemplated by subsection (g) below) to the date that is twenty-four (24) months from such date (or, in the event that a Public

Announcement (as defined in the Severance Agreement) is made or Ironwood enters into a Definitive Agreement (as defined in the Severance Agreement), in each case, within the twenty-four (24) month period following the Separation Date, the later of (i) the expiration of such twenty-four (24) month period or (ii) the first to occur of the date that is three months following the Change in Control and thirty (30) days following the date on which Ironwood announces that such Definitive Agreement has been terminated or that Ironwood’s efforts to consummate the Change of Control contemplated by such Public Announcement or Definitive Agreement have been abandoned) and, in all cases, provided if the original expiration date of a stock option is an earlier date, such original expiration date shall continue to apply.  If you hold “incentive stock options,” the extended post-termination exercise period herein will result in such options failing to qualify as such, and you hereby acknowledge and agree to such disqualification.  You acknowledge and agree that Schedule 1 sets forth a list, as of the Separation Date (assuming a Separation Date of February 28, 2020), of (I) each Ironwood stock option that you hold;  (II) each Ironwood RSU (as defined below) that you hold;  (III) the portion of the stock options that are vested as of the Separation Date (assuming you do not exercise any vested stock options between January 24, 2020 and the Separation Date);  (IV) the portion of the stock options that are unvested as of the Separation Date; (V) the portion of the stock options the vesting of which will accelerate as provided in subsection (g) below; (VI) the portion of the stock options that will remain outstanding and eligible to vest if the conditions set forth in subsection (i) below are satisfied within the applicable time period; (VII) the portion of the RSUs that are unvested as of the Separation Date; (VIII) the portion of the RSUs the vesting of which will accelerate as provided in subsection (h) below; and (IX) the portion of the RSUs that will remain outstanding and eligible to vest if the conditions set forth in subsection (i) below are satisfied within the applicable time period.  You acknowledge and agree that Schedule 1 sets forth all equity-based awards with respect to Ironwood common stock that you will hold as of the Separation Date, other than the RSUs that were granted to you on December 16, 2019 and assuming you do not exercise any vested stock options between January 24, 2020 and the Separation Date. For the avoidance of doubt, RSUs that have vested in full as of the Separation Date pursuant to the terms of such awards are not included on Schedule 1;

g.to provide for accelerated vesting of a portion of each unvested Ironwood stock option that you hold as of the Separation Date that is subject only to time-based vesting and not performance-based vesting, with such accelerated portion to equal (i) the number of such stock options that would otherwise vest were you to remain employed with Ironwood through the date that is eighteen (18) months after the Separation Date (as it relates to each such stock option, the “Option Acceleration Date”), plus (ii) a portion of such unvested Ironwood stock options that would have vested on the next regular stock option vesting date after the Option Acceleration Date (if any) (as it relates to each such stock option, the “Next Option Vesting Amount”),  as if the Next Option Vesting Amount vested on a daily basis from the Latest Regular Option Vesting Date through the Option Acceleration Date (in each case, rounded down to the nearest whole number of stock options).  For purposes of the preceding sentence, “Latest Regular Option Vesting Date” means, with respect to each stock option, the latest regular stock option vesting date occurring prior to the Option Acceleration Date or, if no prior vesting date has occurred, the grant date of such stock option;

h.to provide for accelerated vesting of a portion of the unvested Ironwood restricted stock units (“RSUs”) that you hold as of the Separation Date that are subject only to time-based vesting and not performance-based vesting (“Time-based RSUs”), with such accelerated portion to equal (i) the number of such RSUs that would otherwise vest were you to remain employed with Ironwood through the date that is eighteen (18) months after the Separation Date (as it relates to each such RSU grant, the “RSU Acceleration Date”), plus (ii) a portion of such unvested RSUs that would have vested on the next regular RSU vesting date after the RSU Acceleration Date (if any) (as it relates to each such RSU grant, the “Next Vesting Amount”), as if the Next Vesting Amount vested on a daily basis from the Latest Regular Vesting Date through the RSU Acceleration Date (in each case, rounded down to the nearest whole number of RSUs).  For purposes of the preceding sentence, “Latest Regular Vesting Date” means the latest regular RSU vesting date occurring prior to the RSU Acceleration Date or, if no prior vesting date has occurred, the grant date of such RSU;

i.to provide that each unvested Ironwood stock option and RSU that you hold as of the Separation Date that is subject only to time-based vesting and not performance-based vesting and does not vest under subparagraphs (g) or (h) above will remain outstanding (but shall not continue to vest in accordance with the terms of the applicable award agreement) and shall vest immediately if, within the twenty-four (24) month period following the Separation Date, Ironwood enters into a Definitive Agreement (as defined in the Severance Agreement); it being understood that if Ironwood does not so enter into such a Definitive Agreement during the period provided in this subparagraph (i), on the date that is twenty-four (24) months following the Separation Date, all stock options and RSUs that remain outstanding following the Separation Date and eligible to vest under this subparagraph (i) will automatically terminate and further it being understood that nothing in this subparagraph (i) shall extend the original expiration date of a stock option, which shall continue to apply to such stock option.

For the avoidance of doubt, you hereby acknowledge and agree that the RSUs granted to you by Ironwood on December 16, 2019, and any stock options or RSUs that are subject to performance-based vesting as of the Separation Date, shall, in each case, terminate in their entirety on the Separation Date without acceleration and without any consideration due to you, in each case, notwithstanding any provision of this Letter Agreement or the Severance Agreement to the contrary; and

j.Ironwood will not seek reimbursement from you for the conference attendance registration fee for the “Convergence Forum” event in May 2020 to the extent paid for by Ironwood on your behalf prior to January 30, 2020.  For the avoidance of doubt, you shall be responsible for any and all other costs and expenses related to your attendance at this event, including without limitation, any hotel, travel or other miscellaneous costs and expenses.

4.You understand and agree that you would not receive the Severance Benefits specified in paragraph 3 above, except for your timely execution and non-revocation of this Letter Agreement and Exhibit 1 and the fulfillment of the promises contained herein and therein. In signing this Letter Agreement, you agree to perform the following as a condition to your receipt of the Severance Benefits: (a) promptly (as of the Separation Date) returning all Ironwood-provided technology in its original condition (subject to normal wear and tear) in an orderly and timely manner,  subject to the last sentence of this paragraph 4, (b) promptly (as of the Separation Date) returning any other Ironwood property in your possession without damage or loss and in an orderly and timely manner, (c) satisfactorily performing any other transitional or other tasks asked of you by any Ironwood employee, including your manager, in an orderly and timely manner, and (d) refraining from acts that are intended to cause, or that do cause, harm or damage to Ironwood, its property (tangible and intangible) and/or its employees.  You further understand and agree that if you are re-hired as an employee by Ironwood in any role during the period that you are receiving Severance Benefits, any unpaid Severance Benefits will immediately be discontinued, but the general release in paragraph 5 and Exhibit 1 will remain in full force and effect.  Notwithstanding subclause (a) above, you may keep your Ironwood-provided mobile phone and iPad following your termination of employment provided that prior to the Separation Date you allow Ironwood to remove any confidential or other information of Ironwood and its affiliates from such phone and iPad.  Ironwood will make the phone number on your Ironwood-provided mobile phone available for you to transfer to your personal mobile phone account on or about the Separation Date.

5.In consideration of the Severance Benefits to be provided by Ironwood to you as set forth in paragraph 3 above and the promises contained in this Letter Agreement, you voluntarily and of your own freewill agree to release, forever discharge and hold harmless Ironwood Pharmaceuticals, Inc., its subsidiaries, divisions and affiliates, and each of Ironwood Pharmaceuticals, Inc.’s, its subsidiaries’, divisions’ and affiliates’ respective  present or former officers, directors, trustees, employees, agents, insurers, or successors or assigns (the “Releasees”) from any and all claims, demands, rules or regulations, or any other causes of action of whatever nature, whether known or unknown, which you have or may have against the Releasees as of the date of execution of this Letter Agreement, including, but not limited to, any alleged violation of the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Sarbanes Oxley Act of 2002; the Fair Credit Reporting Act; the Family and Medical Leave Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act of 2008; the Workers Adjustment and Retraining Notification Act; the Massachusetts Law Against Discrimination, G.L. c. 151B;  the Massachusetts Wage Payment Statutes, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour Laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H, the Massachusetts Equal Rights Act, G.L. c. 93, § 102;  the Massachusetts Equal Pay Act, G.L. c. 149, § 105A, and the Massachusetts Parental Leave Act, G.L. c. 149, §105D; or any other federal or state law, regulation, or ordinance or any claim for short-term disability; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in any matters.  You agree that neither this Letter Agreement, nor the furnishing of consideration for this Letter Agreement, shall be deemed or construed at any time for any purpose as an admission by Ironwood of any liability or unlawful conduct of any kind.

In addition, you agree that if any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Ironwood or any other Releasee identified in this Letter Agreement is a party.

By signing this Letter Agreement, you are not waiving any rights you may have to: (i) your own vested accrued employee benefits under Ironwood’s health, welfare, or retirement benefit plans as of the Separation Date; (ii) benefits and/or the right to seek benefits under applicable workers’ compensation and/or unemployment compensation statutes; (iii) pursue claims which by law cannot be waived by signing this Letter Agreement; (iv) enforce this Letter Agreement; and/or (v) challenge the validity of this Letter Agreement.

6.You agree not to disclose to anyone, either directly or indirectly, any information whatsoever regarding the existence or substance of this Letter Agreement, except (i) to your immediate family, attorneys, financial advisors, accountants, and tax preparation professionals, provided that they agree to keep such information strictly confidential, (ii) to Ironwood employees, board members or advisors to whom the information has previously been disclosed by other Ironwood management members and provided that such recipient is subject to obligations of confidentiality to Ironwood with respect to the information, and (iii) the information that has been previously publicly disclosed by Ironwood.  This restriction on disclosure includes, but is not limited to, present or former employees of Ironwood and other members of the public.  You further agree not to make or publish any written or oral disparaging or defamatory statements, including online or in social media, regarding Ironwood, and its current and former employees, officers, directors and agents.  You understand and agree that your obligations under this paragraph are material terms of this Letter Agreement.  You further understand and agree that in the event you breach any of your obligations under this Letter Agreement (including, without limitation, this paragraph), Ironwood shall have the right, in addition to any other damages, to (i) cease paying or providing all Severance Benefits, and (ii) seek and obtain the return of all Severance Benefits or other consideration paid under this Letter Agreement (without impacting the validity or enforceability of the general release contained in paragraph 5 and Exhibit 1).  Ironwood acknowledges that it has communicated select information about this Letter Agreement to certain Ironwood employees, board members or advisors.

7.You hereby acknowledge and reaffirm the validity of the agreement between you and Ironwood regarding your use and non-disclosure of Ironwood confidential information, and regarding non-competition, non-solicitation and ownership of intellectual property (as applicable), the terms and conditions of which are incorporated herein by reference and remain in full force and effect for the full term stated therein.  You further agree that you shall abide by any and all common-law and statutory obligations relating to protection and non-disclosure of trade secrets and confidential and proprietary documents and information.  You understand that Ironwood would not provide you with the Severance Benefits under this Letter Agreement but for your reaffirmation of these obligations.  You further understand and agree that your obligations under this paragraph are material terms of this Letter Agreement.  You further understand and agree that in the event you breach any of your obligations under this Letter Agreement (including, without limitation, this paragraph), Ironwood shall have the right, in addition to any other damages, to (i) cease paying or providing all Severance Benefits, and (ii) seek and obtain the return of all Severance Benefits or other consideration paid under this Letter Agreement (without impacting the validity or enforceability of the general release contained in paragraph 5 and Exhibit 1).

8.You have a period of twenty-one (21) days from receipt of this Letter Agreement to consider the meaning and effect of this Letter Agreement and acknowledge that you have been so informed. You are hereby advised to consult with an attorney prior to signing this Letter Agreement and acknowledge that you have been so advised and that you have had the opportunity to do so.  You agree that any modifications, material or otherwise, did not restart or affect in any manner the original 21-day consideration period for the severance proposal made to you.  This Letter Agreement shall have no force or effect if you sign it after expiration of the 21-day consideration period described in this paragraph.

9.You may revoke this Letter Agreement for a period of seven (7) days following the day you execute this Letter Agreement.  Any revocation within this period must be submitted, in writing, to: General Counsel, Ironwood Pharmaceuticals, Inc., 100 Summer Street,  Suite 2300,

Boston, Massachusetts 02110 and state “I hereby revoke my acceptance of the Letter Agreement.”  The revocation must be delivered to Ironwood’s General Counsel, or mailed and postmarked (with a copy of such mailing and postmark provided to Ironwood’s General Counsel on the date of mailing) within seven (7) days after execution of this Letter Agreement.  The Letter Agreement shall not become effective or enforceable until the revocation period has expired.  If the last day of the revocation period is a Saturday, Sunday or legal holiday in Massachusetts or the state in which you reside, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday in Massachusetts or the state in which you reside.  If you revoke your acceptance of this Letter Agreement, you shall not be entitled to the Severance Benefits set forth in paragraph 3 above.

10.This Letter Agreement, which will be construed under Massachusetts law, may not be modified, altered, or changed except upon express written consent of both parties wherein specific reference is made to this Letter Agreement.

11.All payments made by Ironwood under this Letter Agreement shall be reduced by any tax or other amounts required to be withheld by Ironwood under applicable law.  Each payment under this Letter Agreement shall be treated as a separate payment and the right to a series of installment payments, if any, under this Letter Agreement is to be treated as a right to a series of separate payments.

12.Nothing in this Letter Agreement or Exhibit 1 prohibits or prevents you from filing a charge with or participating, testifying, or assisting in any investigation, hearing, or other proceeding before the U.S. Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws.  However, to the maximum extent permitted by law, you agree that if such an administrative claim is made to such an anti-discrimination agency, you shall not be entitled to recover any individual monetary relief or other individual remedies.  In addition, nothing in this Letter Agreement or Exhibit 1, including but not limited to the release of claims nor the confidentiality and non-disparagement clauses, prohibits you from: (1) reporting possible violations of federal law or regulations, including any possible securities laws violations, to any governmental agency or entity, including but not limited to the U.S. Department of Justice, the U.S. Securities and Exchange Commission, the U.S. Congress, or any agency Inspector General; (2) making any other disclosures that are protected under the whistleblower provisions of federal law or regulations; or (3) otherwise fully participating in any federal whistleblower programs, including but not limited to any such programs managed by the U.S. Securities and Exchange Commission and/or the Occupational Safety and Health Administration. Moreover, nothing in this Letter Agreement prohibits or prevents you from receiving individual monetary awards or other individual relief by virtue of participating in such federal whistleblower programs.  You cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (a) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (b) in a complaint or other document filed under seal in a lawsuit or other proceeding. Notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

13.You affirm that you have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, benefits, reimbursements and/or monies to which you may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, benefits, reimbursements and/or monies are due to you, except as provided in this Letter Agreement.  You further affirm that you have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.  You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by Ironwood or its officers, including any allegations of corporate fraud. In addition, you affirm that all decisions regarding your pay and benefits through the date of your execution of this Letter Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.

14.In the event it is determined that you are entitled to payments and/or benefits provided by this Letter Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Letter Agreement or any other plan, arrangement, or agreement with Ironwood or any affiliate, any person whose actions result in a change of ownership or effective control of Ironwood covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with Ironwood or such person) as a result of such change of ownership or effective control of Ironwood (“Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “280G Excise Tax”), Ironwood shall cause to be determined, before any amounts of the Payments are paid to you, which of the following two alternative forms of payment would maximize your after-tax proceeds: (a) payment in full of the entire amount of the Payments, or (b) payment of only a part of the Payments so that you receive the largest payment possible without the imposition of the 280G Excise Tax (“Reduced Payments”). If it is determined that Reduced Payments will maximize your after-tax benefit, then (i) cash compensation subject to Section 409A of the Code (“Section 409A”) shall be reduced first, cash payments not subject to Section 409A shall be reduced second, non-cash compensation subject to Section 409A shall be reduced third, and then non-cash compensation not subject to Section 409A shall be reduced fourth, (ii) the Payments shall be paid only to the extent permitted under the Reduced Payments alternative, and (iii) you shall have no rights to any additional payments and/or benefits constituting the Payments. Unless you and Ironwood otherwise agree in writing, any determination required under this paragraph 14 shall be made in writing by independent public accountants agreed to by Ironwood and you (the “Accountants”), whose determination shall be conclusive and binding upon you and Ironwood for all purposes. For purposes of making the calculations required by this paragraph 14, the Accountants may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and Ironwood shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make the required determinations. Ironwood shall bear all fees and expenses the Accountants may reasonably charge in connection with the services contemplated by this paragraph 14.

Notwithstanding the foregoing, the calculations and adjustments set forth above shall not result in any delay in payment of benefits under this Letter Agreement.

15.This Letter Agreement represents the complete agreement between you and Ironwood, and fully supersedes any prior agreements or understandings between the parties, other than any agreements referred to in paragraph 7.  For clarity, and in furtherance (and not limitation) of the immediately preceding sentence, you hereby acknowledge and agree that (i) this Letter Agreement fully satisfies Ironwood’s obligations under the Severance Agreement, (ii) no payments or benefits, now or in the future, are owed to you under the Severance Agreement or the Severance Plan (as defined in the Severance Agreement), and (iii) the Severance Agreement is of no further force and effect (except for the references to defined terms in such Severance Agreement contained in this Letter Agreement).  You acknowledge that you have not relied on any representations, promises, or agreements of any kind made to you in connection with your decision to sign this Letter Agreement, except those set forth herein.

16.This Letter Agreement may be executed in counterparts, each of which when so executed shall be deemed an original, and the counterparts together shall constitute one and the same agreement. A copied, scanned, or faxed signature shall be treated the same as an original.

[Remainder of Page Intentionally Left Blank]

Ironwood would like to extend its appreciation to you for your past service, and its sincere hope for success in your future endeavors.

Very truly yours,

Ironwood Pharmaceuticals, Inc.

		By:	/s/ Mark Mallon
		Name:	Mark Mallon
		Title:	Chief Executive Officer

AGREED AND ACCEPTED:

Halley Gilbert
Printed Name

/s/ Halley Gilbert
Signature

Date:	February 20, 2020

EXHIBIT 1

SEPARATION DATE RELEASE

By signing below, I hereby affirm the terms, provisions, and my obligations set forth in my Letter Agreement with Ironwood Pharmaceuticals, Inc. (“Ironwood”) dated January 30, 2020 and revised February 18, 2020 (the “Letter Agreement”) and I agree as follows:

1.I hereby release Ironwood in accordance with the terms of the Letter Agreement, as more fully set forth in Paragraph 5 of the Letter Agreement.  For the avoidance of doubt, I understand that I am releasing any and all claims I may have against Ironwood and the Releasees (as defined in the Letter Agreement) which I have or may have as of the date of execution of this Separation Date Release (the “Release”), including, without limitation, claims under the National Labor Relations Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Older Workers Benefit Protection Act; the Immigration Reform Control Act, as amended; the Employee Retirement Income Security Act of 1974, 29 U.S.C. § 1001, et seq.; the Occupational Safety and Health Act, as amended; the Civil Rights Act of 1866, 29 U.S.C. § 1981, et seq.; the Rehabilitation Act of 1973, 29 U.S.C. § 701, et seq.; the Americans With Disabilities Act of 1990, as amended; the Civil Rights Act of 1991; the Sarbanes Oxley Act of 2002; the Fair Credit Reporting Act; the Family and Medical Leave Act; the Equal Pay Act; the Genetic Information Nondiscrimination Act of 2008; the Workers Adjustment and Retraining Notification Act; the Massachusetts Law Against Discrimination, G.L. c. 151B;  the Massachusetts Wage Payment Statutes, G.L. c. 149, §§ 148, 148A, 148B, 148C, 149, 150, 150A-150C, 151, 152, 152A, et seq.; the Massachusetts Wage and Hour Laws, G.L. c. 151§1A et seq.; the Massachusetts Privacy Statute, G.L. c. 214, § 1B; the Massachusetts Wage Payment Statute, G.L. c. 149, § 148 et seq.; the Massachusetts Sexual Harassment Statute, G.L. c. 214 § 1C; the Massachusetts Civil Rights Act, G.L. c. 12, § 11H, the Massachusetts Equal Rights Act, G.L. c. 93, § 102; the Massachusetts Equal Pay Act, G.L. c. 149, § 105A, and the Massachusetts Parental Leave Act, G.L. c. 149, §105D; or any federal or state law, regulation, or ordinance or any claim for short term disability benefits; any public policy, contract, tort, or common law; or any allegation for costs, fees, or other expenses including attorneys’ fees incurred in any matter.

2.I affirm that I have been paid and have received all leave (paid or unpaid), compensation, wages, bonuses, commissions, benefits, reimbursements and/or monies to which I may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, benefits, reimbursements and/or monies are due to me, except for the Severance Benefits provided for in paragraph 3 of the Letter Agreement.  I further affirm that I have no known workplace injuries or occupational diseases and have been provided and/or have not been denied any leave requested under the Family and Medical Leave Act.  I also affirm that I have not been retaliated against for reporting any allegations of wrongdoing by Ironwood or its officers, including any allegations of corporate fraud.

3.I understand the meaning of the terms, provisions and my obligations set forth in the Letter Agreement.  I further understand that (a) I may revoke this Release for a period of seven (7) days following the day I sign the Release, (b) any revocation within this period must be submitted, in writing, to General Counsel, Ironwood Pharmaceuticals, Inc., 100 Summer Street, Suite 2300, Boston, Massachusetts 02110 and state, “I hereby revoke my acceptance of the Separation Date Release”, (c) the revocation must be delivered to Ironwood’s General Counsel or mailed and postmarked (with a copy of such mailing and postmark provided to Ironwood’s General Counsel on the date of mailing) within seven (7) days after execution of the Release, and (d) the Release shall not become effective or enforceable until said seven-day period has expired.  I acknowledge that I have been given at least twenty-one (21) days to consider signing this Release and have been advised to consult with an attorney prior to signing it.   I also understand that any timely revocation of my acceptance of this Release does not void or otherwise affect the enforceability of the release contained in Paragraph 5 of the Letter Agreement to which this Exhibit 1 is attached.

4.I have satisfied all conditions set forth in paragraph 4 of the Letter Agreement.

5.I understand that, in order to be effective, I must sign this Exhibit 1 no earlier than the Separation Date and no later than March 3, 2020.

Agreed and Accepted:

Halley Gilbert
Printed Name

/s/ Halley Gilbert
Signature

Date:	2/28/20